EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Merchants Bancshares, Inc. on Form S-4 of our report dated March 13, 2015 on the consolidated balance sheets of Merchants Bancshares, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended and on the effectiveness of internal control over financial reporting as of December 31, 2014 appearing in the 2014 Form 10-K of Merchants Bancshares, Inc., and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

July 31, 2015